Exhibit 2.1

FORM OF

AGREEMENT AND PLAN OF DISTRIBUTION

BY AND BETWEEN

ACUITY BRANDS, INC.

AND

ZEP INC.

DATED AS OF                     , 2007

EXHIBITS

Exhibit	Description of Exhibit
Exhibit A	Employee Benefits Agreement

Exhibit B	Tax Disaffiliation Agreement

Exhibit C	Transition Services Agreement

SCHEDULES

Schedule	Description of Schedule
Schedule 1.1(s)	Corporate Transactions

- ii -

Schedule 1.1(xx)	Parent Assets

Schedule 1.1(yy)	Parent Business

Schedule 1.1(ccc)(B)	Parent Liabilities

Schedule 1.1(ccc)	Parent Business Litigation

Schedule 1.1(ddd)	Parent Policies

Schedule 1.1(eee)	Parent Shared Policies

Schedule 1.1(fff)	Parent Subsidiaries

Schedule 1.1(uuu)(E)	SpinCo Assets

Schedule 1.1(www)	SpinCo Business

Schedule 1.1(yyy)	SpinCo Closing Statement Guidelines

Schedule 1.1(dddd)(B)	SpinCo Specific Liabilities

Schedule 1.1(dddd)(D)	SpinCo Balance Sheet Liabilities

Schedule 1.1(dddd)	SpinCo Business Litigation

Schedule 1.1(ffff)	SpinCo Policies

Schedule 1.1(hhhh)	SpinCo Subsidiaries

Schedule 2.1(h)	Consents

Schedule 2.1(i)	Registration Statement/Information Statement Liability (Parts 1 & 2)

Schedule 2.3	Resignations

Schedule 2.6	Guarantees (from which Parent Group are to be released)

Schedule 2.7(a)	Guarantees (from which SpinCo Group are to be released)

Schedule 2.14	Intercompany Agreements

Schedule 2.16	SpinCo Closing Statement

Schedule 6.3(c)	Additional Coverage Premium Sharing

- iii -

AGREEMENT AND PLAN OF DISTRIBUTION

This AGREEMENT AND PLAN OF DISTRIBUTION (this “Agreement”), dated as of                     , 2007, by and between ACUITY BRANDS, INC., a Delaware corporation (“Parent”), and ZEP INC. a Delaware corporation and, prior to the Distribution (as defined herein), a wholly owned subsidiary of Parent (“SpinCo”).

WITNESSETH:

WHEREAS, Parent Group (as defined herein) currently conducts the Parent Business (as defined herein), owns substantially all of the Parent Assets (as defined herein) and is subject to the Parent Liabilities (as defined herein);

WHEREAS, SpinCo Group (as defined herein) currently conducts the SpinCo Business (as defined herein), owns substantially all of the SpinCo Assets (as defined herein) and is subject to the SpinCo Liabilities (as defined herein);

WHEREAS, Parent is the owner of all of the issued and outstanding shares of capital stock of SpinCo;

WHEREAS, the Board of Directors of Parent has determined that it would be advisable and in the best interests of Parent and its stockholders for Parent to distribute to the holders of the issued and outstanding shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) as of the Distribution Record Date (as defined herein) 100% of the issued and outstanding shares of common stock, par value $0.01 per share, of SpinCo (the “SpinCo Common Stock”), together with the associated preferred stock purchase rights (each share of such stock, together with the associated preferred stock purchase right, a “SpinCo Share”), on the basis of one SpinCo Share for every two shares of Parent Common Stock (the “Distribution”);

WHEREAS, in connection with the Distribution, (i) the Board of Directors of Parent has determined that it would be advisable and in the best interests of Parent and its stockholders for Parent to take certain steps to transfer certain Assets (as defined herein) to SpinCo and have SpinCo assume certain Liabilities (as defined herein) of Parent, and (ii) the Board of Directors of SpinCo has determined that it would be advisable and in the best interests of SpinCo and its stockholders for SpinCo to take certain steps to transfer certain Assets to Parent and have Parent assume certain Liabilities of SpinCo;

WHEREAS, for federal income tax purposes, the Corporate Transactions (as defined herein) and Distribution are intended to qualify for tax-free treatment under Section 355 of Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder; and

WHEREAS, the parties hereto have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the Distribution.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

(a) “Acceptance Date” shall have the meaning set forth in Section 2.16(c) of this Agreement.

(b) “Acceptance Notice” shall have the meaning set forth in Section 2.16(c) of this Agreement.

(c) “Accounting Firm” shall mean the Atlanta, Georgia office of PricewaterhouseCoopers LLP (or such other independent accounting firm of national standing that the parties shall mutually designate).

(d) “Action” shall mean any demand, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

(e) “Adjusted EBITDA” shall mean, with respect to any specified Person or business, such Person’s or business’ net income before interest, taxes, depreciation and amortization, on a fully-allocated basis and as adjusted to reflect applicable special or non-recurring items in a manner consistent with customary methodology used in business valuations.

(f) “Affiliate” shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person; provided, however, that for purposes of this Agreement, any Person who was a member of both Groups prior to the Distribution shall be deemed to be an Affiliate only of the Group of which such Person is a member following the Distribution. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Any contrary provision of this Agreement notwithstanding, neither Parent nor any Parent Subsidiaries shall be deemed to be an Affiliate of SpinCo, and neither SpinCo nor any SpinCo Subsidiaries shall be deemed to be an Affiliate of Parent.

(g) “Agent” shall have the meaning set forth in Section 2.1(b) of this Agreement.

(h) “Agreement” shall mean this Agreement.

(i) “Agreement Disputes” shall have the meaning set forth in Section 5.1 of this Agreement.

(j) “Ancillary Agreements” shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the parties hereto or any other member of their respective Groups in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Employee Benefits Agreement, the Tax Disaffiliation Agreement, and the Transition Services Agreement.

(k) “Applicable Rate” shall mean the rate of interest per annum announced from time to time by JPMorgan Chase Bank, N.A., as its prime lending rate.

(l) “Assets” shall mean assets, properties and rights, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(A)	all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(B)	all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(C)	all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(D)	all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a security interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(E)	all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(F)	all customer contracts; service, maintenance, supply, vendor, consulting, transportation and consignment agreements; collective bargaining agreements; employment agreements; license agreements; leases and subleases of personal property; open purchase orders for raw materials, supplies, parts or services; unfilled orders for the manufacture and sale of products; and other contracts, agreements or commitments (collectively, “Contracts”);

(G)	all deposits, letters of credit and performance and surety bonds;

(H)	all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other Third Parties;

(I)	all domestic and foreign patents, copyrights, trade names, trademarks, service marks, logos and registrations and applications for any of the foregoing, together with the goodwill of the business symbolized by any of the foregoing; mask works, trade secrets, inventions, data bases, and other proprietary and confidential information; and licenses from Third Parties granting the right to use any of the foregoing;

(J)	all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

(K)	all cost information, sales and pricing data, customer prospect lists, vendor records, customer and vendor lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(L)	all deferred tax assets, prepaid expenses, trade accounts and other accounts and notes receivable;

(M)	all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(N)	all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(O)	all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(P)	cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(Q)	interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

(m) “Assignee” shall have the meaning set forth in Section 2.1(g) of this Agreement.

(n) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in Atlanta, Georgia are authorized or obligated by law or executive order to close.

(o) “Claims Administration” shall mean the processing of claims made under the Parent Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

(p) “Commission” shall mean the U.S. Securities and Exchange Commission.

(q) “Contracts” shall have the meaning set forth in the definition of Assets.

(r) “Conveyancing and Assumption Instruments” shall mean, collectively, the various agreements, instruments and other documents to be or heretofore entered into to effect the Corporate Transactions or otherwise to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement, the Ancillary Agreements and the Corporate Transactions.

(s) “Corporate Transactions” shall mean, collectively, (a) each of the mergers, transfers, conveyances, contributions, assignments, dividends, assumptions, redemptions, purchases and other transactions described and set forth on Schedule 1.1(s) attached hereto, and (b) such other mergers, transfers, conveyances, contributions, assignments, dividends, assumptions, redemptions, purchases and other transactions that may be appropriate or required to be accomplished, effected or consummated by Parent or SpinCo or any of their respective Subsidiaries and Affiliates so that: (i) the SpinCo Assets, SpinCo Liabilities and SpinCo Business shall be owned, directly or indirectly, by SpinCo after giving effect to the Distribution; and (ii) the Parent Assets, Parent Liabilities and Parent Business shall be owned, directly or indirectly, by Parent after giving effect to the Distribution.

(t) “Distribution” shall have the meaning set forth in the recitals to this Agreement.

(u) “Distribution Date” shall mean such date as may be determined by the Board of Directors of Parent, or such committee of such Board of Directors as shall be designated by the Board of Directors of Parent, as the date as of which the Distribution shall be effected.

(v) “Distribution Record Date” shall mean such date as may be determined by the Board of Directors of Parent, or such committee of such Board of Directors as shall be designated by the Board of Directors of Parent, as the record date for the Distribution.

(w) “Effective Time” shall mean 11:59 p.m., Atlanta, Georgia time, on the Distribution Date.

(x) “Employee Benefits Agreement” shall mean the Employee Benefits Agreement by and between Parent and SpinCo, which agreement shall be entered into prior to or on the Distribution Date in the form attached hereto as Exhibit A.

(y) “Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, principles of common law, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions (including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq.), whether now or hereafter in existence, relating to the environment, natural resources, human health or safety, endangered or threatened species of fish, wildlife and plants, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including indoor or outdoor air, surface water, groundwater and surface or subsurface soils), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the investigation, cleanup or other remediation thereof.

(z) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(aa) “Final Closing Statement” shall have the meaning set forth in Section 2.16(c) of this Agreement.

(bb) “Final Determination Date” shall have the meaning set forth in Section 2.16(c) of this Agreement.

(cc) “Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, the NYSE or other regulatory, administrative or governmental authority.

(dd) “Group” shall mean, with respect to Parent, the Parent Group and, with respect to SpinCo, the SpinCo Group.

(ee) “Indemnifiable Losses” shall mean any and all Losses suffered by an Indemnitee, net of any insurance proceeds actually received by such Indemnitee with respect to such Losses.

(ff) “Indemnifying Party” shall have the meaning set forth in Section 3.3 of this Agreement.

(gg) “Indemnitee” shall have the meaning set forth in Section 3.3 of this Agreement.

(hh) “Information Statement” shall mean the Information Statement filed with the Commission as part of the Registration Statement and mailed to the holders of shares of Parent Common Stock in connection with the Distribution, including any amendments or supplements thereto.

(ii) “Insurance Administration” shall mean, with respect to each Parent Shared Policy, (A) the accounting for premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Parent Shared Policies; (B) the reporting to excess insurance carriers of any losses or claims which may cause the applicable limits of any Parent Shared Policy to be exceeded; (C) the distribution of Insurance Proceeds as contemplated by this Agreement; and (D) any and all other actions reasonably necessary for the administration of the Parent Shared Policies.

(jj) “Insurance Proceeds” shall mean those monies (A) received by an insured from an insurance carrier or (B) paid by an insurance carrier on behalf of an insured.

(kk) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Parent Shared Policies, whether or not subject to deductibles, self-insured retentions, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

(ll) “Intercompany Agreement” shall mean any contract, agreement or lease between a member of the Parent Group and a member of the SpinCo Group entered into prior to the Effective Date excluding this Agreement and the Ancillary Agreements.

(mm) “IRS” shall mean the U.S. Internal Revenue Service.

(nn) “Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

(oo) “Liabilities” shall mean any and all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or party to this Agreement, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

(pp) “Losses” shall mean all losses, liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto.

(qq) “Non-Competition Period” shall mean the period beginning on the Distribution Date and ending on the second anniversary of the Distribution Date.

(rr) “Non-Solicitation Period” shall mean the period beginning on the Distribution Date and ending on the                      anniversary of the Distribution Date.

(ss) “Notices” shall have the meaning set forth in Section 7.6 of this Agreement.

(tt) “NYSE” shall mean the New York Stock Exchange, Inc.

(uu) “Parent” shall have the meaning set forth in the preamble to this Agreement.

(vv) “Parent Acquired Entities” shall have meaning set forth in Section 2.15(c) of this Agreement.

(ww) “Parent Activities” shall mean the business of designing, manufacturing and/or distributing lighting fixtures and equipment and/or providing related services.

(xx) “Parent Assets” shall mean, collectively, all the rights and Assets owned or held by Parent or any Parent Subsidiary immediately after giving effect to the Corporate Transactions, except the SpinCo Assets, and all of the Assets set forth on Schedule 1.1(xx).

(yy) “Parent Business” shall mean each and every business conducted at any time by Parent Group (including those businesses set forth on Schedule 1.1(yy)), including each and every business conducted in the past and each and every business which has been discontinued, sold or transferred (including those businesses set forth on Schedule 1.1(yy)), but excluding the SpinCo Business.

(zz) “Parent Common Stock” shall have the meaning set forth in the recitals to this Agreement.

(aaa) “Parent Group” shall mean Parent and each Person (other than any member of the SpinCo Group) that is a Parent Subsidiary.

(bbb) “Parent Indemnitee” shall mean:

(A)	Parent and each Affiliate thereof after giving effect to the Corporate Transactions and the Distribution; and

(B)	each of the respective past, present and future Representatives of any of the entities described in the immediately preceding clause (A) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clauses (A) and (B), the SpinCo Indemnitees.

(ccc) “Parent Liabilities” shall mean:

(A)	any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Parent or any member of the Parent Group, and all agreements, obligations and Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements;

(B)	all Liabilities set forth on Schedule 1.1(ccc)(B); and

(C)	all Liabilities (other than Taxes and any employee-related Liabilities which are specifically covered by the Tax Disaffiliation Agreement and the Employee Benefits Agreement, respectively) primarily relating to, arising out of or resulting from:

(1)	the operation of the Parent Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority));

(2)	the operation of any business conducted by Parent or any Parent Subsidiary at any time after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(3)	any Parent Assets, whether arising before, on or after the Distribution Date.

Notwithstanding the foregoing, the Parent Liabilities shall not include: (x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by SpinCo or any member of the SpinCo Group; or (y) all agreements and obligations of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements. Any contrary provision of this Agreement notwithstanding, any Liabilities or Losses in respect of any Action relating to the Parent Business, including the matters set forth on Schedule 1.1(eee), shall constitute Parent Liabilities.

(ddd) “Parent Policies” shall mean all Policies, current or past, that are owned or maintained by or on behalf of Parent or any Parent Subsidiary that do not provide coverage to or with respect to the SpinCo Assets or the SpinCo Business, or any part thereof, including those Policies set forth on Schedule 1.1(ddd).

(eee) “Parent Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Parent or any Parent Subsidiary which provide coverage to or with respect to the SpinCo Group, the SpinCo Assets or the SpinCo Business, or any part thereof, other than SpinCo Policies, including those Policies set forth on Schedule 1.1(eee).

(fff) “Parent Subsidiaries” shall mean all of the Subsidiaries of Parent (including the Subsidiaries set forth on Schedule 1.1(fff)), other than SpinCo and the SpinCo Subsidiaries.

(ggg) “Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

(hhh) “Policies” shall mean insurance policies and insurance contracts of any kind (other than those policies or contracts providing benefits under life insurance or other employee benefit plans or programs), including primary, excess and umbrella policies, master comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(iii) “Proposed Closing Statement” shall have the meaning set forth in Section 2.16(b) of this Agreement.

(jjj) “Records” shall have the meaning set forth in Section 4.1 of this Agreement.

(kkk) “Registration Statement” shall mean the registration statement on Form 10 to effect the registration of the SpinCo Common Stock pursuant to the Exchange Act.

(lll) “Related Parent Business” shall have the meaning set forth in Section 2.15(b) of this Agreement.

(mmm) “Related SpinCo Business” shall have the meaning set forth in Section 2.15(c) of this Agreement.

(nnn) “Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, members, employees, agents, consultants, advisors, accountants, attorneys and representatives.

(ooo) “Review Period” shall have the meaning set forth in Section 2.16(c) of this Agreement.

(ppp) “Rules” shall have the meaning set forth in Section 5.3 of this Agreement.

(qqq) “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

(rrr) “SpinCo” shall have the meaning set forth in the preamble to this Agreement.

(sss) “SpinCo Acquired Entities” shall have the meaning set forth in Section 2.15(b) of this Agreement.

(ttt) “SpinCo Activities” shall mean the business of producing and/or marketing, and/or providing related services with respect to, cleaning and maintenance products and/or equipment, including anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers and pest and weed control products.

(uuu) “SpinCo Assets” shall mean collectively, all the Assets that are owned by SpinCo or any SpinCo Subsidiaries as of the Effective Time and after giving effect to the Corporate Transactions, including:

(A)	the capital stock of the SpinCo Subsidiaries;

(B)	all of the Assets reflected on the SpinCo Balance Sheet (exclusive of any such Assets disposed of in the ordinary course of business, consistent with past practice, since the date of the SpinCo Balance Sheet) or the accounting records supporting such balance sheet;

(C)	all of the Assets expressly allocated to SpinCo or any of the SpinCo Subsidiaries under this Agreement or any of the Ancillary Agreements;

(D)	any other Asset acquired by Parent or any of the Parent Subsidiaries from the date of the SpinCo Balance Sheet to the Effective Time that is owned by Parent, any of the Parent Subsidiaries, SpinCo or any of the SpinCo Subsidiaries as of the Effective Time and that is of a nature or type that would have resulted in such Asset being included as an Asset on the SpinCo Balance Sheet had it been acquired on or prior to the date of the SpinCo Balance Sheet, determined on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet; and

(E)	all of the Assets set forth on Schedule 1.1(uuu)(E).

(vvv) “SpinCo Balance Sheet” shall mean the combined balance sheet of the SpinCo Group, including any notes thereto, as of September 30, 2007.

(www) “SpinCo Business” shall mean each and every business currently conducted, and that will be conducted from and after the Effective Time, by SpinCo Group (including those businesses set forth on Schedule 1.1(www), and each and every business conducted prior to the Effective Time by Parent Group that is of a nature or type that was or would have been included in Parent’s specialty products segment for financial reporting purposes that has been discontinued, sold or transferred by Parent Group (including those businesses set forth on Schedule 1.1(www).

(xxx) “SpinCo Closing Cash” shall have the meaning set forth in Section 2.16(a) of this Agreement.

(yyy) “SpinCo Closing Statement Guidelines” shall mean the guidelines attached hereto as Schedule 1.1(yyy).

(zzz) “SpinCo Common Stock” shall have the meaning set forth in the recitals to this Agreement.

(aaaa) “SpinCo Financing Arrangements” shall mean (a) that certain and             (b) that certain                     .

(bbbb) “SpinCo Group” shall mean SpinCo, the SpinCo Subsidiaries and the corporations, partnerships and other entities which are contemplated to remain or become a Subsidiary of SpinCo in connection with the Corporate Transactions and the Distribution.

(cccc) “SpinCo Indemnitees” shall mean:

(A)	SpinCo and each Affiliate thereof after giving effect to the Corporate Transactions and the Distribution; and

(B)	each of the respective past, present and future Representatives of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors, successors and assigns of any of such Representatives.

(dddd) “SpinCo Liabilities” shall mean:

(A)	any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by SpinCo or any member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(B)	all Liabilities set forth on Schedule 1.1(dddd)(B);

(C)	all Liabilities (other than Taxes and any employee-related Liabilities which are specifically covered by the Tax Disaffiliation Agreement and the Employee Benefits Agreement, respectively), primarily relating to, arising out of or resulting from:

(1)	the operation of the SpinCo Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative with respect to the SpinCo Business (whether or not such act or failure to act is or was within such Person’s authority));

(2)	the operation of any business conducted by SpinCo or any SpinCo Subsidiary at any time after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(3)	any SpinCo Assets; whether arising before, on or after the Distribution Date; and

(D)	all Liabilities reflected as liabilities or obligations on the SpinCo Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet, determined on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet, including those liabilities set forth on Schedule 1.1(dddd)(D).

Notwithstanding the foregoing, the SpinCo Liabilities shall not include: (x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Parent or any member of the Parent Group; or (y) all agreements and obligations of any member of the Parent Group under this Agreement or any of the Ancillary Agreements. Any contrary provision of this Agreement notwithstanding, any Liabilities or Losses in respect of any Action relating to the SpinCo Business, including the matters set forth on Schedule 1.1(dddd), shall constitute SpinCo Liabilities.

(eeee) “SpinCo Net Cash Flow” shall mean, with respect to the SpinCo Group, the net cash provided by (used for) operating activities, plus (or minus) the net cash provided by (used for) investing activities, plus (or minus) the effect of exchange rate on net assets (excluding intercompany accounts), all as determined for the period beginning on September 1, 2007 and ending on the Distribution Date and in accordance with the SpinCo Closing Statement Guidelines.

(ffff) “SpinCo Policies” shall mean all Policies, current or past, that are owned or maintained by or on behalf of Parent or any Parent Subsidiary, which relate specifically to the SpinCo Assets or the SpinCo Business but do not relate to the Parent Business or the Parent Assets, and which Policies are either maintained by SpinCo or a member of the SpinCo Group or assignable to SpinCo or a member of the SpinCo Group, including those Policies set forth on Schedule 1.1(ffff).

(gggg) “SpinCo Share” shall have the meaning set forth in the recitals to this Agreement.

(hhhh) “SpinCo Subsidiaries” shall mean all of the Subsidiaries listed on Schedule 1.1(hhhh).

(iiii) “Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

(jjjj) “Tax” shall have the meaning set forth in the Tax Disaffiliation Agreement.

(kkkk) “Tax Disaffiliation Agreement” shall mean the Tax Disaffiliation Agreement by and between Parent and SpinCo, which agreement shall be entered into prior to or on the Distribution Date in the form attached hereto as Exhibit B.

(llll) “Third-Party” shall mean a Person who is not a party hereto or a Subsidiary thereof.

(mmmm) “Third-Party Claim” shall have the meaning set forth in Section 3.3 of this Agreement.

(nnnn) “Transition Services Agreement” shall mean the Transition Services Agreement by and between Parent and SpinCo, which agreement shall be entered into prior to or on the Distribution Date in the form attached hereto as Exhibit C.

SECTION 1.2. Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be construed against either party as the principal draftsperson hereof or thereof.

ARTICLE II

DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN COVENANTS

SECTION 2.1. The Distribution and Other Transactions.

(a) Certain Transactions. On or prior to the Distribution Date:

(i) Following the Corporate Transactions, Parent Group owns the Parent Assets and is subject to the Parent Liabilities.

(ii) Following the Corporate Transactions, SpinCo Group owns the SpinCo Assets and is subject to the SpinCo Liabilities.

(b) Issuance to Parent.

(i) On or prior to the Distribution Date, Parent shall deliver to Parent’s stock transfer agent (the “Agent”) a certificate or certificates representing the SpinCo Shares that are to be distributed to Parent’s stockholders in the Distribution, endorsed by Parent in blank, for the benefit of the holders of Parent Common Stock, and Parent shall authorize the Agent to distribute, on or as soon as practicable following the Distribution Date, such SpinCo Shares to holders of record of shares of Parent Common Stock on the Distribution Record Date as further contemplated by the Information Statement and hereby. SpinCo shall provide any share certificates that the Agent shall require in order to effect the Distribution.

(ii) The SpinCo Shares distributed in the Distribution will be distributed only pursuant to a book entry system. Parent shall authorize the Agent to deliver the SpinCo Shares previously delivered to the Agent to a depositary and to mail to each holder of record of Parent Common Stock on the Distribution Record Date, a statement of the whole SpinCo Shares credited to such holder’s account. If following the Distribution a holder of SpinCo Common Stock requests physical certificates instead of participating in the book entry system, the Agent will issue certificates for such shares, but only for whole numbers of SpinCo Shares.

(c) Certificate of Incorporation; Bylaws; Rights Plan. On or prior to the Distribution Date, SpinCo and Parent shall have taken all necessary actions to provide for the adoption of the form of certificate of incorporation and bylaws and the execution and delivery of a stockholder protection rights agreement, between SpinCo and The Bank of New York, as Rights Agent, in substantially the form filed by SpinCo with the Commission as Exhibits to the Registration Statement.

(d) Directors. On or prior to the Distribution Date, Parent and SpinCo shall have taken all necessary action to cause the Board of Directors of SpinCo to consist of the individuals identified in the Information Statement as directors of SpinCo.

(e) Election of Officers. On or prior to the Distribution Date, SpinCo shall take all actions necessary and desirable so that as of the Distribution Date the executive officers of SpinCo will be as set forth in the Information Statement.

(f) Certain Licenses and Permits. Without limiting the generality of the obligations set forth in Section 2.1(a), on or prior to the Distribution Date or as soon as reasonably practicable thereafter:

(i) Parent shall use its commercially reasonable efforts to transfer or cause to be transferred all transferable licenses, permits and authorizations issued by any Governmental Authority that relate solely to the SpinCo Business, but which are held in the name of any member of the Parent Group, or in the name of any Representative of any such member, on behalf of a member of the SpinCo Group, to the appropriate member of the SpinCo Group; and

(ii) SpinCo shall use its commercially reasonable efforts to transfer or cause to be transferred all transferable licenses, permits and authorizations issued by Governmental Authorities that relate solely to the Parent Business, but which are held in the name of any member of the SpinCo Group, or in the name of any Representative of any such member, or otherwise, on behalf of a member of the Parent Group, to the appropriate member of the Parent Group.

(g) Transfer and Assignment of Certain Contracts. Without limiting the generality of the obligations set forth in Section 2.1(a):

(i) Subject to the provisions of this Section 2.1(g), any Contract to which any of the parties hereto or any of their Subsidiaries is a party that inures to the benefit of more than one of the Parent Business and SpinCo Business shall be assigned in part so that each party shall be entitled to the rights and benefits inuring to its business under such Contract.

(ii) The assignee of any Contract assigned, in whole or in part, hereunder (an “Assignee”) shall assume and agree to pay, perform, and fully discharge all obligations of the assignor under such agreement or, in the case of a partial assignment under Section 2.1(g)(i), such Assignee’s related portion of such obligations as determined in accordance with the terms of the relevant Contract, where determinable on the face thereof, and otherwise as determined in accordance with the practice of the parties prior to the Distribution.

(iii) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a Third Party, would constitute a breach thereof or in any way adversely affect the rights of the assignor or Assignee thereof. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the intended Assignee would not, in fact, receive all such rights, the parties will cooperate with each other in any arrangement designed to provide for the intended Assignee the benefits of, and to permit the intended Assignee to assume liabilities under, any such Contract.

(h) Consents. The parties hereto shall use their commercially reasonable efforts to obtain those types of required consents and approvals to transfer and/or assign licenses, permits and authorizations of Governmental Authorities and those types of consents and approvals to transfer and/or assign Contracts from Third Parties set forth in Schedule 2.1(h); provided, however, that no party shall be obligated to pay any consideration therefor (except for filing fees or other similar charges) to any Third Party from whom such consent or approval is requested. Whether or not such consent or approval is obtained, nothing in this Section 2.1(g) shall in any way limit the obligations of the parties under Article III.

(i) Certain Liabilities. For purposes of this Agreement, including Article III hereof, Parent and SpinCo agree that (A) any and all Liabilities arising from or based upon misstatements in or omissions from the Registration Statement or the Information Statement with respect to information set forth or described on Part 1 of Schedule 2.1(i) to this Agreement (insofar as such information relates to Parent or the terms of the Distribution) shall be deemed to be Parent Liabilities and not SpinCo Liabilities, (B) fifty percent (50%) of any and all Liabilities arising from or based upon misstatements in or omissions from the Registration Statement or the Information Statement with respect to information set forth or described on Part 2 of Schedule 2.1(i) to this Agreement shall be deemed to be Parent Liabilities and fifty percent (50%) of such Liabilities shall be deemed to be SpinCo Liabilities, and (C) any and all Liabilities arising from or based upon misstatements in or omissions from the Registration Statement or the Information Statement other than those specified in Sections 2.1(i)(A) and (B) shall be deemed to be SpinCo Liabilities and not Parent Liabilities.

(j) State Securities Laws. Prior to the Distribution Date, Parent and SpinCo shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in order to effect the Distribution.

(k) Listing Application; Notice to NYSE.

(i) Prior to the Distribution Date, Parent and SpinCo shall prepare and file with the NYSE a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause the NYSE to list on or prior to the Distribution Date, subject to official notice of issuance, the SpinCo Shares.

(ii) Prior to the Distribution, Parent shall, to the extent possible, give the NYSE not less than ten days advance notice of the Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act.

(l) Other Transactions. On or prior to the Distribution Date, the parties hereto shall have consummated those other transactions in connection with the Corporate Transactions and the Distribution that are contemplated by the Information Statement and not specifically referred to in this Section 2.1.

SECTION 2.2. Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, (a) Parent shall, or shall cause the applicable member of the Parent Group to, assume, pay, perform and discharge all Parent Liabilities in the ordinary course of business, consistent with past practice, and (b) SpinCo shall, or shall cause the applicable member of the SpinCo Group to, assume, pay, perform and discharge all SpinCo Liabilities in the ordinary course of business, consistent with past practice.

SECTION 2.3. Resignations. Except as noted on Schedule 2.3, Parent shall cause all of its employees to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the SpinCo Group in which they serve, and SpinCo shall cause all of its employees to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Parent Group in which they serve.

SECTION 2.4. Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement, the Corporate Transactions, and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the transfers of Assets and assumptions of Liabilities and the other transactions contemplated hereby.

(b) If any such transfer of Assets or Liabilities is not consummated prior to or at the Effective Time, then the party hereto retaining such Asset or Liability shall continue to take the actions required by Section 2.4(a) to consummate and make effective such transfer as soon as practicable after the Distribution Date and, in the case of Assets, shall use its commercially reasonable efforts to preserve the value of such Assets until the time of transfer. If and when any such Asset or Liability becomes transferable, such transfer shall be effected as soon as reasonably practicable. The parties hereto agree that, no later than the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership to all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement and the Ancillary Agreements all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled or required to hold or assume pursuant to this Agreement.

(c) Any disagreement regarding whether any Asset or Liability was or should have been transferred to, retained by or assumed by the Parent Group or the SpinCo Group shall be resolved in accordance with the provisions of Article V.

SECTION 2.5. Limited Representations or Warranties. Each of the parties hereto agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, making any representation or warranty whatsoever, as to title or value of Assets being transferred. It is also agreed that all Assets either transferred to or retained by the parties, as the case may be, shall be “as is, where is” and that (subject to Section 2.4) the party to which such Assets are to be transferred hereunder shall bear the economic and legal risk that such party’s or any of the Subsidiaries’ title to any such Assets shall be other than good and marketable and free from encumbrances. Similarly, each party hereto agrees that no party hereto is representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any Contracts and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable Contracts or the requirements of any or all applicable Laws or judgments, it being agreed that the party to which any Assets are transferred shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of Laws or judgments are not complied with. Notwithstanding the foregoing, however, except as otherwise provided in Section 2.6 or Section 2.7 hereof, from and after the Effective Time, the Parent Group shall continue to be solely responsible for Parent Liabilities, and the SpinCo Group shall continue to be solely responsible for SpinCo Liabilities.

SECTION 2.6. Removal of Parent Group from Certain Guarantees; Releases of Parent Group from Liabilities.

(a) Except as otherwise specified in any Ancillary Agreement, SpinCo shall use its commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, any member of the Parent Group removed as guarantor of or obligor for any SpinCo Liability, including in respect of those guarantees set forth on Schedule 2.6(a) of this Agreement.

(b) If SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.6(a), the applicable guarantor or obligor shall continue to be bound as such and, unless not permitted by law or the terms thereof, the relevant beneficiary shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other liabilities of such guarantor or obligor thereunder from and after the date hereof.

(c) If (i) SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.6(a), or (ii) SpinCo Liabilities arise from and after the Effective

Time but before a member of the Parent Group that is a guarantor or obligor with reference to any such SpinCo Liability is removed pursuant to Section 2.6(a), then such guarantor or obligor shall be indemnified by SpinCo for all SpinCo Liabilities incurred by it in its capacity as guarantor or obligor in accordance with Article III hereof. Without limiting the foregoing, SpinCo shall, or shall cause a member of the SpinCo Group to, reimburse any such member of the Parent Group that is a guarantor or obligor as soon as practicable (but in no event later than 30 days) following delivery by Parent to SpinCo of notice of a payment made pursuant to this Section 2.6 in respect of SpinCo Liabilities.

(d) In the event that, at any time before or after the Distribution Date, Parent identifies any letters of credit, interest rate or foreign exchange contracts, surety bonds or other Contracts (excluding guarantees) that relate primarily to the SpinCo Business but for which a member of the Parent Group has contingent, secondary, joint, several or other Liability of any nature whatsoever, SpinCo shall, at its expense, take such actions and enter into such agreements and arrangements as Parent may reasonably request to effect Parent’s (or a member of the Parent Group’s ) release or substitution.

SECTION 2.7. Removal of SpinCo Group from Certain Guarantees; Releases of SpinCo Group from Liabilities.

(a) Except as otherwise specified in any Ancillary Agreement, Parent shall use its commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, any member of the SpinCo Group removed as guarantor of or obligor for any Parent Liability, including in respect of those guarantees set forth on Schedule 2.7(a) of this Agreement.

(b) If Parent is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.7(a), the applicable guarantor or obligor shall continue to be bound as such and, unless not permitted by law or the terms thereof, the relevant beneficiary shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other liabilities of such guarantor or obligor thereunder from and after the date hereof.

(c) If (i) Parent is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.7(a), or (ii) Parent Liabilities arise from and after the Effective Time but before a member of the SpinCo Group that is a guarantor or obligor with reference to any such Parent Liability is removed pursuant to Section 2.7(a), then such guarantor or obligor shall be indemnified by Parent for all Liabilities incurred by it in its capacity as guarantor or obligor in accordance with Article III hereof. Without limiting the foregoing, Parent shall, or shall cause a member of the Parent Group to, reimburse any such member of the SpinCo Group that is a guarantor or obligor as soon as practicable (but in no event later than 30 days) following delivery by SpinCo to Parent of notice of a payment made pursuant to this Section 2.7 in respect of Parent Liabilities.

(d) In the event that, at any time before or after the Distribution Date, SpinCo identifies any letters of credit, interest rate or foreign exchange contracts, surety bonds or other Contracts (excluding guarantees) that relate primarily to the Parent Business but for which a member of the SpinCo Group has contingent, secondary, joint, several or other Liability of any nature whatsoever, Parent shall, at its expense, take such actions and enter into such agreements and arrangements as SpinCo may reasonably request to effect SpinCo’s (or a member of the SpinCo Group’s ) release or substitution.

SECTION 2.8. Witness Services. At all times from and after the Distribution Date, each of Parent and SpinCo shall use their commercially reasonable efforts to make available to the other, upon reasonable request, its and its Subsidiaries’ Representatives as witnesses to the extent that (a) such Persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting party from time to time be involved and (b) there is no conflict in the Action between the requesting party and Parent and SpinCo, as applicable. A party providing witness services to the other party under this Section 2.8 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, reimbursement for payments made for any out-of-pocket expenses (which shall exclude the costs of salaries and benefits of employees who are witnesses), as may be reasonably incurred in providing such witness services. Witness services in connection with indemnification claims under Article III shall be handled as provided in Article III.

SECTION 2.9. Conveyancing and Assumption Instruments. In connection with the transfers of Assets and the assumptions of Liabilities contemplated by this Agreement, on or prior to the Distribution Date, the parties shall execute or cause to be executed by the appropriate entities the Conveyancing and Assumption Instruments contemplated hereby for transfers to be effected pursuant to Georgia law or the Laws of one of the other states of the United States or, if not appropriate for a given transfer, and for transfers to be effected pursuant to non-U.S. Laws, in such other form as the parties shall reasonably agree. The transfer of capital stock shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to transfer title to stock and, to the extent required by applicable Law, by notation on public registries.

SECTION 2.10. Ancillary Agreements. Prior to the Distribution Date, each of Parent and SpinCo shall enter into, and/or (where applicable) shall cause members of their respective Groups to enter into, the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

SECTION 2.11. Corporate Names; Trademarks. Except as otherwise specifically provided in any Ancillary Agreement:

(a) immediately following the Distribution Date, SpinCo will, and will cause the SpinCo Subsidiaries to, cease to make any reference to Parent, including the “Acuity Brands, Inc.” name, logo and any other trademark or service mark or other intellectual property included in the Parent Assets, with respect to any external signage, letterhead, envelopes, invoices, products, product labels, lithograph plates, product literature, brochures and other communications media of any kind, in each case to the extent developed or produced by or on behalf of SpinCo or the SpinCo Subsidiaries following the Distribution Date (it being understood that, subject to Section 2.11(d) below, SpinCo and the SpinCo Subsidiaries shall not be prohibited from continuing to use lithograph plates in use as of the Distribution Date with respect to products and product labels);

(b) as soon as reasonably practicable after the Distribution Date, but in any event within 12 months thereafter, SpinCo will, and will cause the SpinCo Subsidiaries to, each at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of its real property, vehicles or premises or on the real property, vehicles or premises used by SpinCo or the SpinCo Subsidiaries that refer or pertain to Parent or that include the Parent or any Parent Subsidiary name, logo or other trademark or service mark or any similar mark or any derivative thereof or other intellectual property included in the Parent Assets;

(c) as soon as is reasonably practicable after the Distribution Date, but in any event within 12 months thereafter, SpinCo will, and will cause the SpinCo Subsidiaries to, remove from all letterhead, envelopes, invoices, product literature, brochures and other communications media of any kind in the possession of SpinCo or the SpinCo Subsidiaries, all references to Parent, including the “Acuity Brands, Inc.” name, logo and any other trademark or service mark or other intellectual property included in the Parent Assets;

(d) as soon as is reasonably practicable after the Distribution Date, but in any event within 24 months thereafter, SpinCo will, and will cause the SpinCo Subsidiaries to, remove from all products, product labels and lithograph plates in the possession of SpinCo or the SpinCo Subsidiaries, all references to Parent, including the “Acuity Brands, Inc.” name, logo and any other trademark or service mark or other intellectual property included in the Parent Assets;

(e) immediately following the Distribution Date, Parent will, and will cause the Parent Subsidiaries to, cease to make any reference to SpinCo and its Subsidiaries including the “Zep” or “Acuity Specialty Products, Inc.” name, logo and any other trademark or service mark or other intellectual property included in the SpinCo Assets, with respect to any external signage, letterhead, envelopes, invoices, products, product labels, lithograph plates, product literature, brochures and other communications media of any kind, in each case to the extent developed or produced by or on behalf of Parent or the Parent Subsidiaries following the Distribution Date (it being understood that, subject to Section 2.11(h) below, Parent and the Parent Subsidiaries shall not be prohibited from continuing to use lithograph plates in use as of the Distribution Date with respect to products and product labels);

(f) as soon as reasonably practicable after the Distribution Date, but in any event within 12 months thereafter, Parent will, and will cause the Parent Subsidiaries to, each at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of its real property, vehicles or premises or on the real property, vehicles or premises used by Parent or the Parent Subsidiaries that refer or pertain to SpinCo or that include the SpinCo or any SpinCo Subsidiary name, logo or other trademark or any similar mark or any derivative thereof or other intellectual property included in the SpinCo Assets;

(g) as soon as is reasonably practicable after the Distribution Date, but in any event within 12 months thereafter, Parent will, and will cause the Parent Subsidiaries to, remove from all letterhead, envelopes, invoices, product literature, brochures and other communications media of any kind in the possession of Parent or the Parent Subsidiaries, all references to SpinCo and its Subsidiaries including the “Zep” or “Acuity Specialty Products” name, logo and any other trademark or service mark or other intellectual property included in the SpinCo Assets; and

(h) as soon as is reasonably practicable after the Distribution Date, but in any event within 24 months thereafter, Parent will, and will cause the Parent Subsidiaries to, remove from all products, product labels and lithograph plates in the possession of Parent or the Parent Subsidiaries, all references to SpinCo and its Subsidiaries including the “Zep” or “Acuity Specialty Products” name, logo and any other trademark or service mark or other intellectual property included in the SpinCo Assets.

SECTION 2.12. Post-Distribution Remittances.

(a) Following the Distribution Date, Parent will promptly remit to SpinCo, or reimburse SpinCo for, all amounts, and endorse or remit to SpinCo the proceeds of all checks, drafts, notes or other documents, received by Parent or a Parent Subsidiary, that should have otherwise been paid to SpinCo or a SpinCo Subsidiary.

(b) Following the Distribution Date, SpinCo will promptly remit to Parent, or reimburse Parent for, all amounts, and endorse or remit to Parent the proceeds of all checks, drafts, notes or other documents, received by SpinCo or a SpinCo Subsidiary, that should have otherwise been paid to Parent or a Parent Subsidiary.

SECTION 2.13. Non-Solicitation.

(a) During the Non-Solicitation Period, SpinCo will not and will not permit any member of the SpinCo Group to, directly or indirectly, hire or solicit or recruit for its employment any employee of the Parent Group as of the Distribution without the prior written consent of Parent; provided, however, that (i) nothing in this Section 2.13(a) shall prohibit the hiring of any natural person whose employment with a member of the Parent Group terminated at least three months prior to the date of such hire for a bona fide reason not designed or intended to circumvent the provisions of this Section 2.13(a) and so long as such natural person was not solicited or recruited by SpinCo or any member of the SpinCo Group prior to the expiration of such three month period and (ii) if any member of the SpinCo Group desires to hire or solicit or recruit any employee of the Parent Group as of the Distribution, then SpinCo shall have the obligation to request consent from Parent prior to any such hiring or solicitation or recruiting and a senior human resource executive from each of SpinCo and Parent shall meet and confer in good faith with respect to such request (it being understood that this proviso in no way obligates Parent to consent to such request).

(b) During the Non-Solicitation Period, Parent will not and will not permit any member of the Parent Group to, directly or indirectly, hire or solicit or recruit for its employment any employee of the SpinCo Group as of the Distribution without the prior written consent of SpinCo; provided, however, that (i) nothing in this Section 2.13(b) shall prohibit the hiring of any natural person whose employment with a member of the SpinCo Group terminated at least three months prior to the date of such hire for a bona fide reason not designed or intended to circumvent the provisions of this Section 2.13(b) and so long as such natural person was not solicited or recruited by Parent or any member of the Parent Group prior to the expiration of such three month period and (ii) if any member of the Parent Group desires to hire or solicit or recruit any employee of the SpinCo Group as of the Distribution, then Parent shall have the obligation to request consent from SpinCo prior to any such hiring or solicitation or recruiting and a senior human resource executive from each of Parent and SpinCo shall meet and confer in good faith with respect to such request (it being understood that this proviso in no way obligates SpinCo to consent to such request).

SECTION 2.14. Termination of Intercompany Agreements. Except for this Agreement and the Ancillary Agreements and as otherwise provided for hereby or thereby, except as noted on Schedule 2.14, all Intercompany Agreements and all other intercompany arrangements and courses of dealing, whether or not in writing and whether or not binding, in effect immediately prior to the Effective Time, shall be terminated and be of no further force and effect from and after the Effective Time.

SECTION 2.15. Non-Competition.

(a) Parent and SpinCo acknowledge that, prior the Distribution Date, certain of their respective employees have been materially active in, and had access to the material, non-public information with respect to, the business operations of the other party and its Subsidiaries. In light of the foregoing, SpinCo acknowledges that, in order to protect adequately the interest of the Parent Group in the Parent Business and the goodwill associated therewith, it is essential that any noncompetition covenant with respect thereto cover all Parent Activities throughout the entire world on the terms and conditions set forth in Section 2.15(b). Likewise, Parent acknowledges that, in order to protect adequately the interest of the SpinCo Group in the SpinCo Business and the goodwill associated therewith, it is essential that any noncompetition covenant with respect thereto cover all SpinCo Activities throughout the entire world on the terms and conditions set forth in Section 2.15(c).

(b) During the Non-Competition Period, SpinCo will not and will not permit any member of the SpinCo Group to, directly or indirectly, engage in the Parent Activities. Parent acknowledges that in the course of acquiring business entities or assets (“SpinCo Acquired Entities”), the SpinCo Group may wish to acquire a SpinCo Acquired Entity that engages in the Parent Activities as part of its business activities. Parent agrees that, subject to the remaining provisions of this Section 2.15(b), nothing in this Agreement shall prevent the SpinCo Group from acquiring (and, thereafter, owning and operating) a SpinCo Acquired Entity during the Non-Competition Period that engages in the Parent Activities, provided that the revenues derived from the Parent Activities by the SpinCo Acquired Entity do not exceed twenty percent (20%) of the total revenue of the SpinCo Acquired Entity during the twelve month period immediately prior to such acquisition. SpinCo shall notify Parent in writing within ten (10) days following the consummation of an acquisition described in the preceding sentence. During the sixty (60) day period following Parent’s receipt of such notice, Parent shall have the right to acquire from the SpinCo Group the business operations of the SpinCo Acquired Business related to Parent Activities (the “Related Parent Business”) for a cash purchase price equal to the price actually paid by the SpinCo Group for the Related Parent Business. Unless otherwise agreed by SpinCo and Parent, such price shall be determined by multiplying (i) (A) the purchase paid actually paid by the SpinCo Group for the SpinCo Acquired Entity, divided by (B) the Adjusted EBITDA of the SpinCo Acquired Entity during the twelve month period immediately prior to such acquisition, by (ii) the Adjusted EBITDA of the Related Parent Business during the twelve month period immediately prior to such acquisition. Notwithstanding anything contained in this Agreement to the contrary, the SpinCo Group may acquire up to five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

(c) During the Non-Competition Period, Parent will not and will not permit any member of the Parent Group to, directly or indirectly, engage in the SpinCo Activities. SpinCo acknowledges that in the course of acquiring business entities or assets (“Parent Acquired Entities”), the Parent Group may wish to acquire a Parent Acquired Entity that engages in the SpinCo Activities as part of its business activities. SpinCo agrees that, subject to the remaining provisions of this Section 2.15(c), nothing in this Agreement shall prevent the Parent Group from acquiring (and, thereafter, owning and operating) a Parent Acquired Entity during the Non-Competition Period that engages in the SpinCo Activities, provided that the revenues derived from the SpinCo Activities by the Parent Acquired Entity do not exceed twenty percent (20%) of the total revenue of the Parent Acquired Entity during the twelve month period immediately prior to such acquisition. Parent shall notify SpinCo in writing within ten (10) days following the consummation of an acquisition described in the preceding sentence. During the sixty (60) day period following SpinCo’s receipt of such notice, SpinCo shall have the right to acquire from the Parent Group the business operations of the Parent Acquired Business related to SpinCo Activities (the “Related SpinCo Business”) for a cash purchase price equal to the price actually paid by the Parent Group for the Related SpinCo Business. Unless otherwise agreed by SpinCo and Parent, such price shall be determined by multiplying (i) (A) the purchase paid actually paid by the Parent Group for the Parent Acquired Entity, divided by (B) the Adjusted EBITDA of the Parent Acquired Entity during the twelve month period immediately prior to such acquisition, by (ii) the Adjusted EBITDA of the Related SpinCo Business during the twelve month period immediately prior to such acquisition. Notwithstanding anything contained in this Agreement to the contrary, the Parent Group may acquire up to five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

(d) If a judicial or arbitral determination is made that any of the provisions of this Section 2.15 constitutes an unreasonable or otherwise unenforceable restriction against the SpinCo Group or the Parent Group, as applicable, the provisions of this Section 2.15 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the SpinCo Group or the Parent Group, as applicable. In this regard, each party hereby agrees that any judicial or arbitral authority construing this Section 2.15 shall be empowered to sever any portion of any geographic location, any prohibited business activity or any time period from the coverage of this Section 2.15, and to apply the provisions of this Section 2.15 to the remaining geographic locations, the remaining business activities, and the remaining time period not so severed by such judicial or arbitral authority.

(e) Each party hereby agrees that any remedy at law for any breach of the provisions contained this Section 2.15 shall be inadequate and that the non-breaching party shall be entitled to seek injunctive relief in addition to any other remedy such non-breaching party might have under this Agreement.

SECTION 2.16. Dividend; Net Cash Flow Adjustment.

(a) On the Distribution Date, (i) SpinCo shall cause to be received from the SpinCo Financing Arrangements an amount not less than $62,500,000, (ii) SpinCo shall cause to be paid as a dividend to Parent an amount equal to $62,500,000, and (iii) Parent shall, to the extent reasonably practicable, cause all other cash and cash equivalents held by the SpinCo Group in the United States to be distributed (or “swept”) to a member of the Parent Group. Any cash or cash equivalents included in the SpinCo Assets (including any such cash held in financial institutions located in foreign jurisdictions and not distributed to Parent pursuant to the previous sentence) as of the Distribution Date shall be referred to herein as the “SpinCo Closing Cash.”

(b) Within thirty (30) days after the Distribution Date, SpinCo shall prepare and deliver to Parent, at the sole expense of SpinCo, a cash flow and cash balance statement of the SpinCo Group (the “Proposed Closing Statement”), which Proposed Closing Statement shall set forth in reasonable detail the proposed calculation of the SpinCo Net Cash Flow and the SpinCo Closing Cash and shall be substantially in the form attached hereto as Schedule 2.16. SpinCo shall make available to Parent for review and copying all books, records and work papers relating to the Proposed Closing Statement. The Proposed Closing Statement shall be prepared in accordance with the SpinCo Closing Statement Guidelines.

(c) Parent shall review the Proposed Closing Statement to confirm the accuracy thereof and of SpinCo’s calculation of the SpinCo Net Cash Flow and the SpinCo Closing Cash. If Parent fails to give SpinCo written notice of any disputed amounts within twenty (20) days after Parent receives the Proposed Closing Statement (the “Review Period”) or if Parent gives SpinCo written notice (the “Acceptance Notice”) during the Review Period that Parent accepts the Proposed Closing Statement as being accurate, then the Proposed Closing Statement shall become the “Final Closing Statement” (as hereinafter defined) for purposes hereof as of the earlier of (i) the date SpinCo receives the Acceptance Notice or (ii) the last day of the Review Period (the earlier of such dates being referred to herein as the “Acceptance Date”). If Parent gives SpinCo written notice of any disputed items within the Review Period, SpinCo and Parent shall attempt in good faith to agree on any adjustments that should be made to the Proposed Closing Statement in order to reflect the SpinCo Net Cash Flow and the SpinCo Closing Cash. If SpinCo and Parent are unable to resolve any disputed amounts within forty (40) days after Parent receives the Proposed Closing Statement, SpinCo and Parent will engage the Accounting Firm to resolve any such disputed matters in accordance with the terms of this Section 2.16. The decision of the Accounting Firm shall be made, if possible, within thirty (30) days after being engaged, and, in any event, shall be final and binding on the parties. The Proposed Closing Statement shall be revised, if necessary, to reflect the final determination of the SpinCo Net Cash Flow and the SpinCo Closing Cash (the final form of the Proposed Closing Statement, including any revisions which are made thereto pursuant to this Section 2.16(c), is referred to herein as the “Final Closing Statement”). Such revisions, if any, shall be made by SpinCo within five (5) Business Days after any disputes with respect to the Proposed Closing Statement have been resolved in accordance with this Section 2.16(c), and a copy of the Final Closing Statement shall be promptly delivered by SpinCo to Parent. For purposes of this Section 2.16, the “Final

Determination Date” shall be deemed to be the earlier of (i) the Acceptance Date or (ii) the date as of which Parent receives the Final Closing Statement from SpinCo pursuant to this Section 2.16(c).

(d) If the SpinCo Net Cash Flow as reflected on the Final Closing Statement is greater than the SpinCo Closing Cash as reflected on the Final Closing Statement, Parent shall pay to SpinCo the amount by which the SpinCo Net Cash Flow exceeds the SpinCo Closing Cash. Such payment, if any, shall be paid to SpinCo in immediately available funds within ten (10) days of the Final Determination Date. If the SpinCo Net Cash Flow as reflected on the Final Closing Statement is less than the SpinCo Closing Cash as reflected on the Final Closing Statement, SpinCo shall pay to Parent the amount by which the SpinCo Closing Cash exceeds the SpinCo Net Cash Flow. Such payment, if any, shall be paid to Parent in immediately available funds within ten (10) days of the Final Determination Date. Any amount required pursuant to this Section 2.16(d) shall accrue simple interest thereon at a rate of LIBOR (London interbank offering rate) plus 0.75% per annum commencing on the Distribution Date and continuing to and including the date of payment, and such interest shall be paid together with such payment required pursuant to this Section 2.16(d).

(e) In the event the parties submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2.16(c) above, Parent, on the one hand, and SpinCo, on the other hand, will bear responsibility for the fees and expenses of the Accounting Firm with respect to this Section 2.16 as follows:

(i) If the Accounting Firm resolves the remaining objections, based on aggregate dollar values involved with respect to such objections, in favor of SpinCo, Parent will be responsible for all such fees and expenses of the Accounting Firm;

(ii) If the Accounting Firm resolves the remaining objections, based on aggregate dollar values involved with respect to such objections, in favor of Parent, SpinCo will be responsible for all such fees and expenses of the Accounting Firm; and

(iii) If the Accounting Firm resolves the remaining objections, based on aggregate dollar values involved with respect to such objections, in a manner which evenly divides those values between Parent and SpinCo, Parent and SpinCo shall each be responsible for one-half of all such fees and expenses of the Accounting Firm.

ARTICLE III

INDEMNIFICATION

SECTION 3.1. Indemnification by Parent. Parent shall, and shall cause each member of the Parent Group to, indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Indemnifiable Losses of the SpinCo Indemnitees arising out of, by reason of or otherwise in connection with the Parent Liabilities or alleged Parent Liabilities, including any breach by Parent of any provision of this Section 3.1. Parent shall be, and shall cause each member of the Parent Group to be, jointly and severally liable for the indemnification obligations imposed by this Section 3.1. Subject to the last sentence of Section 7.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

SECTION 3.2. Indemnification by SpinCo. SpinCo shall, and shall cause each member of the SpinCo Group to, indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Indemnifiable Losses of the Parent Indemnitees arising out of, by reason of or otherwise in connection with the SpinCo Liabilities or alleged SpinCo Liabilities, including any breach by SpinCo of any provision of this Section 3.2. SpinCo shall be, and shall cause each member of the SpinCo Group to be, jointly and severally liable for the indemnification obligations imposed by this Section 3.2. Subject to the last sentence of Section 7.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

SECTION 3.3. Procedures for Indemnification.

(a) Third-Party Claims. If a claim or demand is made against a SpinCo Indemnitee or a Parent Indemnitee (each, an “Indemnitee”) by any Third Party (a “Third-Party Claim”) as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party that is or may be required pursuant to Section 3.1 or Section 3.2 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within 15 Business Days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

If a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so elects in accordance with this Section 3.3(a), to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third-Party Claim so requires), notify the Indemnitee in writing of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim that would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party elects to assume such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third-Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third-Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided, Records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

If an Indemnifying Party elects to assume the defense of a Third-Party Claim as provided above, in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third-Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If an Indemnifying Party elects to assume the defense of a Third-Party Claim as provided above, the Indemnitee will agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and releases the Indemnitee completely in connection with such Third-Party Claim; provided, however, that, notwithstanding the foregoing, the Indemnitee shall not be required hereunder to agree to any such settlement, compromise or discharge involving the stipulation of facts or the adjudication of any question that the Indemnitee determines in its discretion would have an adverse effect on the Indemnitee in any other proceeding or otherwise would affect adversely the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third-Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third-Party Claim, and such Indemnitee may recover the Indemnifiable Losses in connection with such compromise, settlement or defense from the Indemnifying Party.

Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(b) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(c) The remedies provided in this Article III shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 3.4. Indemnification Payments. Unless otherwise agreed to in writing, indemnification required by this Article III shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnifiable Losses are incurred. If the Indemnifying Party fails to make an indemnification payment required by this Article III within ten (10) Business Days after receipt of a bill therefor or notice that an Indemnifiable Loss has been incurred for a sum certain, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Indemnifiable Loss to, but not including, the date of payment, at (a) prior to the tenth (10th) Business Day following a final determination or agreement pursuant to the terms of this Agreement with respect to such Indemnifiable Loss, the Applicable Rate and (b) on or after the tenth (10th) Business Day following a final determination or agreement pursuant to the terms of this Agreement with respect to such Indemnifiable Loss, the Applicable Rate plus four percent (4%).

ARTICLE IV

ACCESS TO INFORMATION

SECTION 4.1. Provision of Corporate Records.

(a) Except as otherwise provided in Article III, after the Distribution Date, upon the prior written request by SpinCo for specific and identified agreements, documents, books, records or files (collectively, “Records”) that relate to (i) SpinCo, the SpinCo Liabilities, the conduct of the SpinCo Business up to the Effective Time or the ownership of the SpinCo Assets up to the Effective Time, or (ii) any Ancillary Agreement (other than the Tax Disaffiliation Agreement), Parent shall arrange, as soon as reasonably practicable following the receipt of such request, to provide such Records (or appropriate copies thereof if Parent has a reasonable need to retain the originals) in the possession or control of Parent or any of the Parent Subsidiaries, but only to the extent such items are not already in the possession or control of SpinCo.

(b) Except as otherwise provided in Article III, after the Distribution Date, upon the prior written request by Parent for specific and identified Records that relate to (i) Parent, the Parent Liabilities, the conduct of the Parent Business up to the Effective Time or the ownership of the Parent Assets up to the Effective Time, or (ii) any Ancillary Agreement (other than the Tax Disaffiliation Agreement), SpinCo shall arrange, as soon as reasonably practicable following the receipt of such request, to provide such Records (or appropriate copies thereof if SpinCo has a reasonable need to retain the originals) in the possession or control of SpinCo or any of the SpinCo Subsidiaries, but only to the extent such items are not already in the possession or control of Parent.

SECTION 4.2. Access to Information. Except as otherwise provided in Article III, from and after the Distribution Date, each of Parent and SpinCo shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, and Records of such party and its Subsidiaries insofar as such access is reasonably required by the other party and relates to (a) such other party or the conduct of its business or ownership of its Assets prior to the Effective Time or (b) any Ancillary Agreement.

SECTION 4.3. Reimbursement; Other Matters. Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing Records or access to information to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, reimbursement for payments made for supplies, disbursements and other out-of-pocket expenses (including attorneys’ fees and disbursements), as may be reasonably incurred in providing such Records or access to information.

SECTION 4.4. Confidentiality. Neither (a) Parent nor the Parent Subsidiaries nor (b) SpinCo nor the SpinCo Subsidiaries shall use or permit the use of (without the prior written consent of the other) and each such entity shall keep, and shall cause its Representatives to keep, confidential all information concerning the other party in its possession, its custody or under its control (except to the extent that (i) such information has been in the public domain through no fault of such party or (ii) such information has been later lawfully acquired from other sources by such party, (iii) this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information) to the extent such information, (w) relates to or was acquired during the period up to the Effective Time, (x) relates to any Ancillary Agreement, (y) is obtained in the course of performing services for the other party pursuant to any Ancillary Agreement, or (z) is based upon or is derived from information described in the preceding clauses (w), (x) or (y), and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such party’s Representatives, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by Law and such party has provided the other party with prompt notice of such requirement in order to afford the other party the opportunity to seek an appropriate protective order or other remedy.

SECTION 4.5. Privileged Matters.

(a) The parties hereto recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client for the purposes of asserting all privileges that may be asserted under applicable Law.

(b) Except as otherwise specifically provided in the Tax Disaffiliation Agreement with respect to tax matters, to allocate the interests of each party in the information as to which any party is entitled to assert a privilege, the parties agree as follows:

(i) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Parent Business, whether or not the privileged information is in the possession of or under the control of Parent or SpinCo. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Parent Liabilities, now pending or which may be asserted in the future, in any Action initiated against or by Parent, whether or not the privileged information is in the possession of or under the control of Parent or SpinCo.

(ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the SpinCo Business, whether or not the privileged information is in the possession of or under the control of Parent or SpinCo. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting SpinCo Liabilities, now pending or that may be asserted in the future, in any Action initiated against or by SpinCo, whether or not the privileged information is in the possession of SpinCo or under the control of Parent or SpinCo.

(c) The parties hereto agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 4.5, with respect to all privileges not allocated pursuant to the terms of Sections 4.5(b). All privileges relating to any Action, disputes, or other matters that involve Parent and SpinCo in respect of which such parties retain any responsibility or liability under this Agreement, shall be subject to a shared privilege among them.

(d) No party hereto may waive any privilege that could be asserted under any applicable Law, and in which any other party hereto has a shared privilege, without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Action with Third Parties or as provided in subsection (e) below. Any such consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other party requesting such consent.

(e) In the event of any Action or dispute between one or more members of the Parent Group on the one hand, and one or more members of the SpinCo Group on the other hand, then any such party, to the extent necessary in connection with such Action or dispute, may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action or dispute between the relevant parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to Third Parties.

(f) If a dispute arises between or among the parties hereto or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other parties, and shall not unreasonably withhold consent to any request for waiver by another party. Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any party hereto or by any Subsidiary thereof of any subpoena, discovery or other request that arguably calls for the production or disclosure of information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if any party obtains knowledge that any of its or any of its Subsidiaries’ current or former Representatives has received any subpoena, discovery or other requests that arguably calls for the production or disclosure of such privileged information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information (to the extent such information is available to such party) and to assert any rights it or they may have under this Section 4.5 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreement of Parent and SpinCo, as set forth in Sections 4.4 and 4.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 4.1 and 4.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 2.8 and 3.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 3.3 hereof, and the transfer of privileged information between and among the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

SECTION 4.6. Ownership of Information. Any information owned by one party or any of its Subsidiaries that is provided to a requesting party pursuant to Article III or this Article IV shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

SECTION 4.7. Retention of Records.

(a) Except (i) as provided in the Tax Disaffiliation Agreement or (ii) when a longer retention period is otherwise required by Law or agreed to in writing, the Parent Group and the SpinCo Group shall retain in a reasonably retrievable format, for a period of at least six years, all Records relating to the SpinCo Business as of the Effective Time. Notwithstanding the foregoing, in lieu of retaining any specific Records, Parent may offer in writing to deliver such Records to SpinCo and, if such offer is not accepted within 90 days, the offered Records may be destroyed or otherwise disposed of at any time. If SpinCo shall request in writing prior to the expiration of such 90-day period that any of Records proposed to be destroyed or disposed of be delivered to SpinCo, Parent shall promptly arrange for delivery of such requested Records (at SpinCo’s cost).

(b) Except (i) as provided in the Tax Disaffiliation Agreement or (ii) when a longer retention period is otherwise required by Law or agreed to in writing, the Parent Group and the SpinCo Group shall retain in a reasonably retrievable format, for a period of at least six years, all Records relating to the Parent Business as of the Effective Time. Notwithstanding the foregoing, in lieu of retaining any specific Records, SpinCo may offer in writing to deliver such Records to Parent and, if such offer is not accepted within 90 days, the offered Records may be destroyed or otherwise disposed of at any time. If Parent shall request in writing prior to the expiration of such 90-day period that any of Records proposed to be destroyed or disposed of be delivered to Parent, SpinCo shall promptly arrange for delivery of such requested Records (at Parent’s cost)

SECTION 4.8. Limitation of Liability; Release.

(a) No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement, which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Effective upon the Distribution and except as otherwise specifically set forth in this Agreement, each of Parent and SpinCo releases and forever discharges the other and its Representatives and Subsidiaries, of and from all Liabilities against such other party, its Representatives and Subsidiaries or any of its successors or assigns, which the releasing party has or ever had, which arise out of or relate to events, circumstances or actions taken by such other party prior to the Distribution; provided, however, that the foregoing general release shall not apply to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby and shall not affect either party’s right to enforce this Agreement, any of the Ancillary Agreements, in accordance with their terms.

SECTION 4.9. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

ARTICLE V

DISPUTE RESOLUTION

SECTION 5.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution but excluding such as may arise under Section 2.16 (collectively, “Agreement Disputes”), the management of the parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, however, such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed 60 days from the time the parties began such negotiations; and, provided further, however, that in the event of any mediation or arbitration in accordance with Sections 5.2 and 5.3 hereof, (i) the parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the parties began negotiations hereunder, and (ii) any statute of limitations or any contractual time period or deadline under this Agreement or any Ancillary Agreement shall not be deemed to have passed with respect to such Agreement Dispute until such Agreement Dispute has been resolved.

SECTION 5.2. Mediation. If after such reasonable period such management are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after 90 days have elapsed from the time the parties began such negotiations), such

Agreement Dispute shall be submitted, at the request of any party, to non-binding mediation conducted in Atlanta, Georgia or at another location which the parties mutually select, before a retired judge sitting on the CPR Panels of Distinguished Neutrals. The mediation process shall continue as the exclusive method of resolving the Agreement Dispute (other than negotiation between the parties) until the earlier of the Agreement Dispute being resolved or the mediator finding in good faith that all settlement possibilities have been exhausted and that the matter is not resolvable through mediation. If the mediator makes such a finding, at the request of any party, the Agreement Dispute shall then be determined by binding arbitration in accordance with Section 5.3 hereof. Unless otherwise agreed by the parties, the mediator shall instruct the parties to pay the fees and expenses of the mediator as the mediator determines appropriate.

SECTION 5.3. Arbitration. If a mediator makes a finding under Section 5.2 hereof that all settlement possibilities have been exhausted and that a matter is not resolvable through mediation, such Agreement Dispute shall be determined, at the demand of any party, by binding arbitration conducted in Atlanta, Georgia or at another location which the parties mutually select, before and in accordance with the then-existing CPR Rules for Non-Administered Arbitration (the “Rules”). In any Agreement Dispute between the parties hereto, the parties shall jointly select a single arbitrator. If parties are unable to agree on a single arbitrator, there shall be three arbitrators (one selected by Parent, one selected by SpinCo, and one jointly selected by the two arbitrators so selected). Any judgment or award rendered by the arbitrator(s) shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. Section 10(a) as in effect on the date hereof). Except as otherwise provided herein, any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article V shall be determined by the arbitrator(s). In resolving any Agreement Dispute, the parties intend that the arbitrator(s) apply the terms and conditions of this Agreement and the substantive laws of the State of Georgia, without regard to the choice of law principles thereof. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The parties agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including (a) the state courts of the State of Georgia, located in Atlanta, or (b) the United States District Court for the Northern District of Georgia, in accordance with Section 7.16 hereof. The arbitrator(s) shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator(s) shall not be entitled to award punitive damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the parties or permitted by this Agreement, the parties shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law. Nothing contained herein is intended to or shall be construed to prevent any party, in accordance with Article 21(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. The arbitrator(s) shall instruct the non-prevailing party to pay the fees and expenses of the arbitrator(s). If the arbitrator(s) determine that there is not a prevailing party, each party shall be instructed to pay one-half of the fees and expenses of the arbitrator(s).

SECTION 5.4. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters not subject to such dispute, controversy or claim.

SECTION 5.5. Other Remedies. Nothing in this Article V shall limit the right that any party may otherwise have to seek to obtain, from any court to which the parties consent to jurisdiction under Section 7.16, preliminary injunctive relief in order to preserve the status quo pending the resolution of a dispute or temporary or permanent injunctive relief from any breach of any provisions of this Agreement. By seeking such relief, a party in no way waives its arbitration rights under this Agreement.

ARTICLE VI

INSURANCE

SECTION 6.1. Policies and Rights Included Within Assets. The SpinCo Assets shall include (a) any and all rights of an insured party under each of the Parent Shared Policies, subject to the terms of such Parent Shared Policies and any limitations or obligations of SpinCo contemplated by this Article VI, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the SpinCo Business or the ownership of the SpinCo Assets or, to the extent any claim is made against SpinCo or any of the SpinCo Subsidiaries, the conduct of the Parent Business or the ownership of the Parent Assets, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Parent Shared Policies, and (b) the SpinCo Policies.

SECTION 6.2. Post-Distribution Date Claims. If, subsequent to the Distribution Date, any Person shall assert a claim against SpinCo or any of the SpinCo Subsidiaries (including where SpinCo or the SpinCo Subsidiaries are joint defendants with other Persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in or in connection with the conduct of the SpinCo Business or the ownership of the SpinCo Assets or, to the extent any claim is made against SpinCo or any of the SpinCo Subsidiaries (including where SpinCo or the SpinCo Subsidiaries are joint defendants with other Persons), the conduct of the Parent Business or the ownership of the Parent Assets, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Parent Shared Policies, Parent shall assert and collect any related Insurance Proceeds under such Parent Shared Policy on behalf of SpinCo and remit promptly to SpinCo any Insurance Proceeds so collected, and Parent shall further on behalf of SpinCo assert any and all rights of an insured party under such Parent Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder. The parties hereby acknowledge and agree that nothing herein shall limit SpinCo’s right to assert directly and collect any related Insurance

Proceeds under any Parent Shared Policy and that, should SpinCo become liable for any Parent Liabilities covered by any Parent Shared Policy or any Parent Policy, SpinCo shall have the right to assert directly and collect any related Insurance Proceeds under any such Parent Shared Policy or Parent Policy.

SECTION 6.3. Administration; Other Matters.

(a) Administration. Subject to Section 6.3(c) and Section 6.3(d), from and after the Distribution Date, (i) Parent shall be responsible for (A) Insurance Administration of the Parent Shared Policies with respect to all Liabilities except SpinCo Liabilities and (B) Claims Administration (except as provided below) under such Parent Shared Policies with respect to all Liabilities except SpinCo Liabilities, and (ii) SpinCo shall be responsible for (A) Insurance Administration of the Parent Shared Policies with respect to all SpinCo Liabilities and (B) Claims Administration (except as provided below) under such Parent Shared Policies with respect to all SpinCo Liabilities; provided, however, that the retention of such responsibilities by Parent or SpinCo, as the case may be, is in no way intended to limit, inhibit or preclude (i) any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement or (ii) the sharing between Parent and SpinCo of information relating to the matters addressed in this Article VI; and provided further that Parent’s retention or SpinCo’s retention, as the case may be, of the administrative responsibilities for the Parent Shared Policies shall not relieve the party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such party’s authority to settle any such Insured Claim within any period permitted or required by the relevant Policy. Parent or SpinCo, as the case may be, may discharge its administrative responsibilities under this Section 6.3 by contracting for the provision of services by independent parties. Each of the parties hereto shall administer and pay any costs relating to defending its respective Insured Claims under Parent Shared Policies to the extent such defense costs are not covered under such Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Parent Shared Policies. SpinCo shall reimburse Parent promptly for all disbursements, out-of-pocket expenses and direct and indirect costs of employees or agents of Parent relating to Claims Administration and Insurance Administration contemplated by this Section 6.3(a) on behalf of SpinCo. Likewise, Parent shall reimburse SpinCo promptly for all disbursements, out-of-pocket expenses and direct and indirect costs of employees or agents of SpinCo relating to Claims Administration and Insurance Administration contemplated by this Section 6.3(a) on behalf of Parent.

(b) Claims. Where a Parent Shared Policy specifically covers SpinCo Liabilities for periods prior to the Distribution Date or covers claims made after the Distribution Date with respect to an occurrence prior to the Distribution Date, then from and after the Distribution Date, SpinCo may, subject to Section 6.3(c) and Section 6.3(d), claim coverage for Insured Claims under such Parent Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Parent Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 6.2 or Section 6.3(c) hereof), subject to the terms of this Section 6.3.

(c) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the Parent Shared Policies shall be paid directly to the appropriate Person or to Parent, which shall thereafter administer the Parent Shared Policies by paying the Insurance Proceeds, as appropriate, to Parent with respect to Parent Liabilities and to SpinCo with respect to the SpinCo Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Policies will be made by Parent to the appropriate Person upon receipt from the insurance carrier. In the event that the applicable limits (including any additional limits purchased by the parties as contemplated below) on any particular Parent Shared Policy are exhausted by the amount of Insured Claims by the relevant parties hereto, such parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims (measured as of the date costs related to such bona fide claims were incurred, such incurrence to be measured, (i) in the case of fees and expenses incurred for services performed that are attributable to the defense or disposition of Insured Claims, as of the date such fees and expenses are billed to an insurance carrier, and (ii) in the case of sums payable in settlement or satisfaction of a judgment attributable to Insured Claims, as of the date of any such judgment) which, ignoring such limits, were covered under such Parent Shared Policy (their “allocable portion of Insurance Proceeds”), and any party who has received Insurance Proceeds in excess of such party’s allocable portion of Insurance Proceeds shall pay to the other party the appropriate amount so that each party will have received its allocable portion of Insurance Proceeds pursuant hereto. Each of the parties agrees to use commercially reasonable efforts to maximize available coverage under those Parent Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim. Upon the applicable aggregate limits of any particular Parent Shared Policy being eroded by Insured Claims of the parties hereto, such parties agree to discuss and evaluate the possibility of purchasing additional coverage limits with respect to such Parent Shared Policy (taking into account, among other things, availability, premium costs, and applicable policy period). If such parties mutually agree to purchase such additional coverage limits, then the additional premiums and other related costs with respect to such additional coverage limits shall be borne by each party in accordance with the applicable percentages set forth on Schedule 6.3(c).

(d) Allocation of Deductibles, Etc. In the event that the parties have bona fide claims under any Parent Shared Policy for which a deductible (other than a “per incident” deductible, which shall be borne by the party seeking Insurance Proceeds with respect to such incident) or a retrospectively rated premium adjustment is payable or for which a self-insurance retention amount has been applied, the parties agree that the aggregate amount of the deductible or retrospectively rated premium adjustment paid or retention amount applied shall be borne by the parties in the same proportion which the Insurance Proceeds received by each such party bears to the total Insurance Proceeds received under the applicable Parent Shared Policy (their “allocable share of the deductible, premium adjustment or retention amount”), and any party who has paid more than its allocable share of the deductible, premium adjustment or retention amount shall be entitled to receive from the other party an appropriate amount so that each party has borne its allocable share of the deductible, premium adjustment or retention amount pursuant hereto. Further, if a party receives no Insurance Proceeds under that applicable Parent Shared Policy, that party shall have no allocable share of the deductible, premium adjustment or retention amount under that applicable Parent Shared Policy, and the other party shall bear the entire allocable share of the deductible, premium adjustment or retention amount under that applicable Parent Shared Policy.

(e) Continued Responsibility. Notwithstanding anything in this Article VI to the contrary, the Parent Group shall remain liable to the SpinCo Indemnitees for the indemnification obligations contemplated by Section 3.1, and the SpinCo Group shall remain liable to the Parent Indemnitees for the indemnification obligations contemplated by Section 3.2, in each case, to the extent any Loss or Liability is not fully paid to or on behalf of the applicable party by Insurance Proceeds.

SECTION 6.4. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the parties hereto exist relating to the same occurrence, the parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article VI shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

SECTION 6.5. Cooperation. The parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Other than Section 2.8, Section 4.5 and Article V, which shall prevail over any inconsistent or conflicting provisions in any Ancillary Agreement, notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control.

SECTION 7.2. Ancillary Agreements. Subject to the last sentence of Section 7.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

SECTION 7.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.4. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

SECTION 7.5. Distribution Expenses. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date and which are outstanding as of the Distribution Date or arise after the Distribution Date in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Information Statement (including the Registration Statement) and the Distribution and the consummation of the transactions contemplated thereby (including (i) costs and expenses incurred pursuant to Sections 2.1(f), 2.1(j), and 2.11 and (ii) any transfer taxes imposed on the transfer of real or personal property in the Corporate Transactions) shall be charged to and paid by Parent, and such costs and expenses shall be deemed to be Parent Liabilities. Further, except as otherwise set forth in this Agreement or any Ancillary Agreement (including the retention and assumption by the Parent Group of the Parent Liabilities and the retention and assumption by the SpinCo Group of the SpinCo Liabilities in accordance with Section 2.2 hereof), all other Liabilities (to the extent not otherwise satisfied prior to the Effective Time) directly resulting from actions taken prior to the Effective Time in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Information Statement (including the Registration Statement) and the Distribution and the consummation of the transactions contemplated thereby shall be deemed to be Parent Liabilities. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Distribution Date, and any amount or expense to be paid or reimbursed by any party hereto to any other party hereto shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

SECTION 7.6. Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) (and, as a courtesy and not a requirement, shall also be sent by electronic message transmission) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received (“Notices”):

To Parent:

Acuity Brands, Inc.

1170 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30309

Attention: General Counsel

Telephone: 404-853-1400

Email:

To SpinCo:

Zep Inc.

4401 Northside Parkway

Suite 700

Atlanta, Georgia 30327

Attention: General Counsel

Telephone: 404-352-1680

Email:

SECTION 7.7. Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.

SECTION 7.8. Amendments. Subject to the terms of Section 7.10 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

SECTION 7.9. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 7.10. Termination. This Agreement (including Article III hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of Parent without the approval of SpinCo or the stockholders of Parent. In the event of such termination, no party shall have any liability of any kind to any other party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the parties; provided, however, that Article III shall not be terminated or amended after the Distribution in respect of any Indemnitees not a party to this Agreement without the consent of such Persons.

SECTION 7.11. Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Distribution Date.

SECTION 7.12. Third-Party Beneficiaries. Except for the right of Indemnitees to enforce the provisions of Article III hereof, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon Third Parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 7.13. Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 7.14. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

SECTION 7.15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF GEORGIA.

SECTION 7.16. Consent to Jurisdiction. Without limiting the provisions of Article V hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of Georgia, located in the City of Atlanta, and (b) the United States District Court for the Northern District of Georgia, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Northern District of Georgia or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Georgia, located in the City of Atlanta. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby in (i) the state courts of the State of Georgia, located in the City of Atlanta, or (ii) the United States District Court for the Northern District of Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 7.17. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic or operational effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.18. Consolidation, Merger, Etc.

(a) Involving SpinCo. SpinCo shall not consolidate with or merge into any other Person or convey, transfer or lease all or any substantial portion of its properties and assets to any Person, and SpinCo shall not permit any Person to consolidate with or merge into SpinCo or convey, transfer or lease all or any substantial portion of its properties and assets to SpinCo, unless, in each case such Person is a corporation, partnership, limited liability company or trust and expressly assumes, by a written agreement, executed and delivered to Parent, in form reasonably satisfactory to Parent, all of the liabilities, obligations and expenses to be assumed by SpinCo under this Agreement and the due and punctual performance or observance of every agreement and covenant of this Agreement and the Ancillary Agreements on the part of SpinCo to be performed or observed.

(b) Involving Parent. Parent shall not consolidate with or merge into any other Person or convey, transfer or lease all or any substantial portion of its properties and assets to any Person, and Parent shall not permit any Person to consolidate with or merge into Parent or convey, transfer or lease all or any substantial portion of its properties and assets to Parent, unless, in each case such Person is a corporation, partnership, limited liability company or trust and expressly assumes, by a written agreement, executed and delivered to SpinCo, in form reasonably satisfactory to SpinCo, all of the liabilities, obligations and expenses to be assumed by Parent under this Agreement and the due and punctual performance or observance of every agreement and covenant of this Agreement and the Ancillary Agreements on the part of Parent to be performed or observed.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ACUITY BRANDS, INC.

By:
Name:
Title:

ZEP INC.

By:
Name:
Title: